News Release

SINCLAIR REPORTS FOURTH QUARTER 2023 FINANCIAL RESULTS

BALTIMORE (February 28, 2024) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and twelve months ended December 31, 2023.

Highlights:
•Met guidance on all key financial metrics
•Tennis Channel exceeded guidance ranges on all key financial metrics
•Tennis Channel International acquired WTA rights in India and Spain
•Repurchased approximately $27 million of principal value of debt to date in 2024

CEO Comment:
“Sinclair delivered a solid finish to 2023 with our local media segment meeting guidance and Tennis Channel exceeding expectations,” said Chris Ripley, Sinclair’s President and Chief Executive Officer. “During the year and through early January, we continued our commitment to deleveraging, repurchasing over $91 million in debt principal across all tranches, at an average discount to par of 19%. This week, the U.S. Bankruptcy Court approved the previously agreed settlement with Diamond Sports Group, pending the finalization of certain documentation, that resolves all of our outstanding DSG-related litigation claims as well as DSG's reorganization plan which better positions the future of RSNs - an important asset for pay-TV bundles. The rollout of NextGen Broadcast technology is progressing well, and now reaches 75% of the U.S. population as of the end of January. With 15 million NextGen TV receivers expected to be deployed in households by the end of 2024, the industry will soon be able to capitalize on this significant technical advancement. We are focused on continuing to drive industry-leading core advertising revenue growth and net retrans growth, and anticipate another record year for political advertising revenue to generate strong financial results in 2024.”

Recent Company Developments:

Content and Distribution:
•In December, the Company reached an agreement with Verizon to renew and extend its carriage agreements for all Sinclair television stations, Tennis Channel and YES Network.
•Through the end of 2023, Sinclair's newsrooms won a total of 276 journalism awards.
•In January, the Company reached an agreement with Fox Corporation for a multi-year renewal of all Fox affiliations in Sinclair markets. Sinclair partners also renewed Fox affiliations in markets where Sinclair provides sales and other services under a joint sales agreement or master service agreement. The 41 renewed markets serve approximately 19 million TV households.
•In January, the Company announced that it renewed its distribution agreement with the National Content & Technology Cooperative (“NCTC”), a not-for-profit corporation whose members serve one-third of all broadband and video connected households in the U.S. and its territories.

Community:
•In January, the Company began accepting applications for the Sinclair Broadcast Group Diversity Scholarship program for the 2024-25 school year.

Investment Portfolio:
•As of December 31, 2023, the Company estimated the fair market value of Ventures' minority investment portfolio, which includes Ventures' cash of $343 million, and investments in real estate, private equity, and venture capital funds, as well as direct investments in companies, at approximately $1.2 billion, or approximately $18 per share.
•During the fourth quarter, Ventures made capital contributions of approximately $28 million in minority investments and received distributions, of approximately $1 million.
•In January, Ventures received $34 million in distributions from minority investments.
•In February, Sinclair Broadcast Group received $26 million in pre-tax proceeds from the sale of Broadcast Music, Incorporated.
•In February, the U.S. Bankruptcy Court approved the previously announced global settlement, pending the finalization of certain documentation, and the release of all claims associated with the litigation filed by Diamond Sports Group, LLC (DSG) and DSG’s wholly-owned subsidiary, Diamond Sports Net, LLC, in July 2023, which settlement includes an amendment to the Management Services Agreement between Sinclair Television Group, LLC (STG) and DSG.

NextGen Broadcasting (ATSC 3.0):
•As of the end of December, the Company launched NextGen Broadcast in 43 markets, including the recent launch of El Paso, TX. To date, NextGen Broadcast is available in 74% of the TV households in Sinclair's licensed footprint.

Financial Results:
The results below reflect the deconsolidation of the Local Sports segment comprised of the regional sports networks (RSNs), which are owned and operated by Diamond Sports Group ("DSG") and its direct and indirect subsidiaries, from the Company's financial statements and accounted for under equity method of accounting, effective March 1, 2022 (the “Deconsolidation”). As such, the quarter-to-date and year-to-date 2023 consolidated financial results do not include any results of operations of the Local Sports segment, while the consolidated financial results for the comparable year-to-date 2022 period include two months results of operations of the Local Sports segment.

Three Months Ended December 31, 2023 Consolidated Financial Results:
•Total revenues decreased 14% to $826 million versus $960 million in the prior year period. Media revenues decreased 14% to $821 million versus $952 million in the prior year period.
•Total advertising revenues of $363 million decreased 28% versus $503 million in the prior year period. Core advertising revenues, which exclude political revenues, were up 2% in the fourth quarter to $339 million versus $331 million in the prior year period.
•Distribution revenues of $422 million increased versus $415 million in the prior year period.
•Operating loss of $386 million, including $499 million in non-recurring transaction, implementation, legal, regulatory and other costs ("Adjustments"), declined versus an operating income of $253 million in the prior year period, which included Adjustments of $10 million. Operating income, excluding Adjustments, was $113 million compared to an operating income, excluding Adjustments, of $263 million in the prior year period. The Adjustments during the 2023 period include a $495 million litigation settlement accrual related to the DSG litigation.
•Net loss attributable to the Company was $341 million versus net income of $55 million in the prior year period. Excluding Adjustments, the Company had net income of $51 million.
•Adjusted EBITDA decreased 41% to $181 million from $309 million in the prior year period, primarily due to lower political advertising revenues in an off-cycle election year.
•Diluted loss per common share was $5.35 as compared to diluted earnings per common share of $0.79 in the prior year period. On a per-diluted-share basis, the impact of Adjustments was $(6.16), and the impact of Adjustments in the prior year period was $(0.11).
Twelve Months Ended December 31, 2023 Consolidated Financial Results:
•Total revenues decreased 20% to $3,134 million versus $3,928 million in the prior year period. Media revenues decreased 20% to $3,106 million versus $3,894 million in the prior year period. Excluding DSG, total revenues decreased 10% from $3,470 million in the prior year period and media revenues decreased 10% from $3,436 million in the prior year period.
•Total advertising revenues of $1,285 million decreased 20% versus $1,614 million in the prior year period. Excluding DSG, total advertising revenues decreased 18% from $1,570 million in the prior year period. Core advertising revenues, which excludes political revenues, of $1,241 million, were down 3% versus $1,283 million in the prior year period. Excluding DSG, core advertising revenues increased less than 1% from $1,238 million in the prior year period.
•Distribution revenues of $1,680 million decreased versus $2,143 million in the prior year period. Excluding DSG, distribution revenues decreased 2% from $1,711 million in the prior year period.
•Operating loss of $331 million, including $554 million of Adjustments and a reduction to the previously recognized gain related to the Deconsolidation ("Deconsolidation Gain Adjustment") of $10 million, declined versus operating income of $3,980 million in the prior year period, which included Adjustments of $33 million and a $3,357 million gain related to the Deconsolidation. Operating income, when excluding the Adjustments and the Deconsolidation Gain Adjustment, was $233 million compared to operating income, excluding the Adjustments and gain related to the Deconsolidation, of $656 million in the prior year period. Excluding DSG, operating income excluding the Adjustments and the Deconsolidation Gain Adjustment decreased 65% from $663 million in the prior year period. The Adjustments during the 2023 period include a $495 million litigation settlement accrual related to the DSG litigation.
•Net loss attributable to the Company was $291 million versus net income of $2,652 million in the prior year period. Excluding Adjustments and the Deconsolidation Gain Adjustment, the Company had net income of $152 million. Net loss from DSG in the first two months of 2022 was $94 million.
•Adjusted EBITDA decreased 42% to $549 million from $944 million in the prior year period, primarily due to lower political advertising revenues in an off-cycle election year. Adjusted EBITDA from DSG in the first two months of 2022 was $54 million.
•Diluted loss per common share was $4.46 as compared to diluted earnings per common share of $37.54 in the prior year period. On a per-diluted-share basis, the impact of Adjustments and the Deconsolidation Gain Adjustment was $(6.79) and the impact of Adjustments and the Deconsolidation in the prior year period was $36.49.

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by SBG. The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of most of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International subscription and streaming service; Tennis Channel Plus streaming service; T2 FAST, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital and internet solutions, technical services, and other non-media investments. For periods presented subsequent to the date of the reorganization, the assets of the Tennis segment and Other are owned and operated by Ventures. The highlights below include the divestiture of Ring of Honor (May 3, 2022) and Stadium (May 2, 2023).

Three months ended December 31, 2023	Local Media		Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$373		$49	$—	$—	$422
Advertising revenue	355	(a)	5	7	(4)	363
Other media revenue	37	(b)	—	—	(1)	36
Media revenues	$765		$54	$7	$(5)	$821
Non-media revenue	—		—	7	(2)	5
Total revenues	$765		$54	$14	$(7)	$826

Media programming and production expenses	$377		$24	$—	$(1)	$400
Media selling, general and administrative expenses	180		8	5	(3)	190
Non-media expenses	2		—	13	(2)	13
Program contract payments	20		—	—	—	20
Corporate general and administrative expenses	25		—	3	501	529
Stock-based compensation	3		—	—	5	8
Non-recurring transaction and transition services, implementation, legal, and regulatory costs(c)	15		—	4	480	499
Adjusted EBITDA(d)	$179		$22	$(3)	$(17)	$181

Interest expense (net) (e)	$70		$—	$(4)	$—	$66
Capital expenditures	22		—	—	—	22
Distributions to the noncontrolling interests	2		—	—	—	2
Adjusted Free Cash Flow (f)						$91
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Includes political advertising revenue of $24 million.
(b)Local Media segment other media revenue includes $13 million of management and incentive fees for services provided by the Local Media segment to DSG and Marquee under management services agreements which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(c)Non-recurring transaction, implementation, legal, regulatory and other costs for Corporate of $480 million include $495 million litigation settlement accrual related to the DSG litigation, which is partially offset by other items.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, regulatory and other costs.
(e)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(f)Adjusted Free Cash Flow is defined as Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended December 31, 2022	Local Media		Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Revenue:
Distribution revenue	$372		$43	$—	$—	$415
Advertising revenue	495	(a)	5	8	(5)	503
Other media revenue	31	(b)	1	3	(1)	34
Media revenues	$898		$49	$11	$(6)	$952
Non-media revenue	—		—	10	(2)	8
Total revenues	$898		$49	$21	$(8)	$960

Operating Expenses:
Media programming and production expenses	$364		$16	$7	(2)	$385
Media selling, general and administrative expenses	190		11	9	(3)	207
Non-media expenses	3		—	8	(2)	9
Program contract payments	25		—	—	—	25
Corporate general and administrative expenses	24		—	—	21	45
Stock-based compensation	6		—	—	4	10
Non-recurring transaction and transition services, implementation, COVID, legal, and regulatory costs	8		—	—	2	10
Adjusted EBITDA(c)	$306		$22	$(3)	$(16)	$309

Other Cash Flow Highlights:
Interest expense (net) (d)	$57		$—	$(4)	$—	$53
Capital expenditures	30		—	—	1	31
Distributions to the noncontrolling interests	3		—	—	—	3
Cash distributions from equity investments	—		—	23	—	23
Cash taxes received						(156)
Adjusted Free Cash Flow (e)						$400
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Includes political advertising revenue of $172 million.
(b)Local Media segment other media revenue includes $12 million of management and incentive fees for services provided by the Local Media segment to DSG and Marquee under management services agreements which are not eliminated due to the deconsolidation of the Local Sports segment as of March 1, 2022.
(c)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses; less program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, regulatory and other costs.
(d)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted Free Cash Flow is defined as Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of December 31, 2023 was $4,175 million, of which $4,160 million is SBG debt and $15 million is Ventures debt.
•In January, the Company repurchased $27 million of Term B Loans due 2026 for $25 million in cash.
•Cash and cash equivalents for the Company as of December 31, 2023 was $662 million, of which $319 million is SBG cash and $343 million is Ventures cash.
•As of December 31, 2023, 39.7 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 63.5 million common shares.
•In December, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the fourth quarter of 2023 were $22 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending March 31, 2024 and the twelve months ending December 31, 2024.

For the three months ending March 31, 2024 ($ in millions)	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
Core advertising revenue	$288 to 295	$10 to 11	$6	$(4)	$300 to 308
Political revenue	22 to 25	—	—	—	22 to 25
Advertising revenue	$310 to 320	$10 to 11	$6	$(4)	$322 to 333
Distribution revenue	380 to 382	51	—	—	431 to 433
Other media revenue	34	1	—	(1)	33
Media revenues	$724 to 736	$62 to $63	6	$(5)	$787 to 800
Non-media revenue	—	—	9	(3)	6
Total revenues	$724 to 736	$62 to 63	$15	$(8)	$793 to 806

Media programming & production expenses and media selling, general and administrative expenses	$569 to 571	$41	$6	$(6)	$610 to 612
Non-media expenses	2	—	13	(2)	14
Program contract payments	22	—	—	—	22
Corporate overhead	30	—	—	18	47
Stock-based compensation	15	—	—	5	21
Non-recurring transaction, implementation, legal, regulatory and other costs	8	—	—	—	8
Adjusted EBITDA(a)	$124 to 135	21 to 22	(4)	(13)	$128 to 139

Interest expense (net)(b)	69	—	(4)	—	65
Total capital expenditures	24 to 26	—	1	—	25 to 27
Distributions to the noncontrolling interests	2	—	—	—	2
Cash distributions from equity investments	26	—	43	—	69
Net cash tax payments					1
Adjusted Free Cash Flow(c)					$100 to 114
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses; less program contract payments. In the above table, Adjusted EBITDA equals total revenues minus media programming and production expenses, media selling, general and administrative expenses, non-media expenses, program contract payments, and corporate general and administrative expenses; plus stock-based compensation and non-recurring transaction, implementation, legal, regulatory and other costs.
(b)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Adjusted Free Cash Flow is defined as Adjusted EBITDA less interest expense (net), distributions to non-controlling interest holders, cash taxes paid, and capital expenditures; plus cash distributions received from equity investments.

For the twelve months ending December 31, 2024 ($ in millions)	Consolidated

Media programming & production expenses and media selling, general and administrative expenses	$2,483 to 2,502
Non-media expenses	62 to 64
Program contract payments	80
Corporate overhead	155 to 157
Stock based compensation included in corporate, media, and non-media expenses above	44 to 46
Non-recurring transaction, implementation, legal, regulatory and other costs included in corporate, media, and non-media expenses above	37

Interest expense (net)(a)	251 to 252
Total capital expenditures	110 to 117
Distributions to noncontrolling interests	10 to 12
Cash distributions from equity investments	73 to 76
Net cash tax payments	127 to 129
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's fourth quarter 2023 results on Wednesday, February 28, 2024, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 433619.

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; owns Tennis Channel and multicast networks Comet, CHARGE!, TBD., and The Nest; and owns and provides services to 21 regional sports network brands. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
REVENUES:
Media revenues	$821	$952	$3,106	$3,894
Non-media revenues	5	8	28	34
Total revenues	826	960	3,134	3,928

OPERATING EXPENSES:
Media programming and production expenses	400	385	1,611	1,942
Media selling, general and administrative expenses	190	207	747	812
Amortization of program contract costs	21	22	80	90
Non-media expenses	13	9	49	44
Depreciation of property and equipment	25	24	105	100
Corporate general and administrative expenses	529	45	694	160
Amortization of definite-lived intangible assets	42	42	166	221
Loss (gain) on deconsolidation of subsidiary	—	—	10	(3,357)
(Gain) loss on asset dispositions and other, net of impairment	(8)	(27)	3	(64)
Total operating expenses (gains)	1,212	707	3,465	(52)
Operating (loss) income	(386)	253	(331)	3,980

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(78)	(68)	(305)	(296)
Gain on extinguishment of debt	—	—	15	3
(Loss) income from equity method investments	(1)	8	29	56
Other income (expense), net	3	26	(45)	(129)
Total other expense, net	(76)	(34)	(306)	(366)
(Loss) income before income taxes	(462)	219	(637)	3,614
INCOME TAX BENEFIT (PROVISION)	122	(157)	358	(913)
NET (LOSS) INCOME	(340)	62	(279)	2,701
Net (income) loss attributable to the redeemable noncontrolling interests	—	(6)	4	(20)
Net income attributable to the noncontrolling interests	(1)	(1)	(16)	(29)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR	$(341)	$55	$(291)	$2,652
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic (loss) earnings per share	$(5.35)	$0.79	$(4.46)	$37.54
Diluted (loss) earnings per share	$(5.35)	$0.79	$(4.46)	$37.54
Basic weighted average common shares outstanding (in thousands)	63,506	69,680	65,125	70,653
Diluted weighted average common and common equivalent shares outstanding (in thousands)	63,506	69,680	65,125	70,656

The Company considers Adjusted EBITDA to be an indicator of the Company's operating performance and the ability to service its debt. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation and ability to service its debt. The Company also discloses segment Adjusted EBITDA as an indicator of the operating performance of its segments in accordance with ASC 280, Segment Reporting.

The Company considers Adjusted Free Cash Flow to be an indicator of the Company's operating performance. The Company also believes that Free Cash Flow is a commonly used measure of valuation for companies in the local media industry. In addition, this measure is frequently used by industry analysts, investors and lenders as a measure of valuation for local media companies.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income attributable to Sinclair	$(341)	$55	$(291)	$2,652
Add: Income (loss) from redeemable noncontrolling interests	—	6	(4)	20
Add: Income from noncontrolling interests	1	1	16	29
Add: Income tax (benefit) provision	(122)	157	(358)	913
Add: Other (income) expense	(7)	(2)	(4)	9
Add: Loss (income) from equity method investments	1	(8)	(29)	(56)
Add: Loss (income) from other investments and impairments	13	(11)	91	143
Add: Gain on extinguishment of debt/insurance proceeds	—	—	(15)	(3)
Add: Interest expense	78	68	305	296
Less: Interest income	(9)	(13)	(42)	(23)
Less: Loss (gain) on deconsolidation of subsidiary	—	—	10	(3,357)
Less: (Gain) loss on asset dispositions and other, net of impairment	(8)	(27)	3	(64)
Add: Amortization of intangible assets & other assets	42	42	166	221
Add: Depreciation of property & equipment	25	24	105	100
Add: Stock-based compensation	8	10	50	43
Add: Amortization of program contract costs	21	22	80	90
Less: Cash film payments	(20)	(25)	(88)	(103)
Add: Amortization of sports programming rights	—	—	—	326
Less: Cash sports programming rights payments	—	—	—	(325)
Add: Non-recurring transaction, implementation, legal, regulatory and other costs	499	10	554	33
Adjusted EBITDA	$181	$309	$549	$944

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted Free Cash Flow
Net (loss) income attributable to Sinclair	$(341)	$55	$(291)	$2,652
Add: Income (loss) from redeemable noncontrolling interests	—	6	(4)	20
Add: Income from noncontrolling interests	1	1	16	29
Less: Distributions to noncontrolling interests	(2)	(3)	(11)	(11)
Add: Cash distributions from equity investments	1	23	45	126
Add: Income tax (benefit) provision	(122)	157	(358)	913
Add: Other non-cash (income) expense	(7)	(3)	(4)	11
Add: Loss (income) from equity method investments	1	(8)	(29)	(56)
Add: Loss (income) from other investments and impairments	13	(11)	91	143
Add: Gain on extinguishment of debt/insurance proceeds	—	—	(15)	(3)
Add: Amortization of deferred financing and bond discounts/premiums	2	2	10	12
Less: Loss (gain) on deconsolidation of subsidiary	—	—	10	(3,357)
Less: (Gain) loss on asset dispositions and other, net of impairment	(8)	(27)	3	(64)
Add: Amortization of intangible assets & other assets	42	42	166	221
Add: Depreciation of property & equipment	25	24	105	100
Add: Stock-based compensation	8	10	50	43
Add: Amortization of program contract costs	21	22	80	90
Less: Cash film payments	(20)	(25)	(88)	(103)
Less: Capital expenditures	(22)	(31)	(92)	(103)
Less: Cash taxes received (paid)	—	156	(4)	140
Add: Amortization of sports programming rights	—	—	—	326
Less: Cash sports programming rights payments	—	—	—	(325)
Add: Non-recurring transaction, implementation, legal, regulatory and other costs	499	10	554	33
Adjusted Free Cash Flow	$91	$400	$234	$837

Three months ended December 31, 2023	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Total revenues	$765	$54	$14	$(7)	$826
Media programming and production expenses	377	24	—	(1)	400
Media selling, general and administrative expenses	180	8	5	(3)	190
Depreciation and amortization expenses	58	6	4	(1)	67
Amortization of program contract costs	21	—	—	—	21
Corporate general and administrative expenses	25	—	3	501	529
Non-media expenses	2	—	13	(2)	13
(Gain) loss on asset dispositions and other, net of impairment	(9)	—	2	(1)	(8)
Operating income (loss)	$111	$16	$(13)	$(500)	$(386)

Reconciliation of GAAP Operating Income to Adjusted EBITDA:
Operating income (loss)	$111	$16	$(13)	$(500)	$(386)
Depreciation and amortization expenses	58	6	4	(1)	67
Amortization of program contract costs	21	—	—	—	21
(Gain) loss on asset dispositions and other, net of impairment	(9)	—	2	(1)	(8)
Program contract payments	(20)	—	—	—	(20)
Stock-based compensation	3	—	—	5	8
Adjustments	15	—	4	480	499
Adjusted EBITDA	$179	$22	$(3)	$(17)	$181

Three months ended December 31, 2022	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Total revenues	$898	$49	$21	$(8)	$960
Media programming and production expenses	364	16	7	(2)	385
Media selling, general and administrative expenses	190	11	9	(3)	207
Depreciation and amortization expenses	60	5	2	(1)	66
Amortization of program contract costs	22	—	—	—	22
Corporate general and administrative expenses	24	—	—	21	45
Non-media expenses	3	—	8	(2)	9
Gain on asset dispositions and other, net of impairment	(2)	—	—	(25)	(27)
Operating income (loss)	$237	$17	$(5)	$4	$253

Reconciliation of GAAP Operating Income to Adjusted EBITDA:
Operating income (loss)	$237	$17	$(5)	$4	$253
Depreciation and amortization expenses	60	5	2	(1)	66
Amortization of program contract costs	22	—	—	—	22
Gain on asset dispositions and other, net of impairment	(2)	—	—	(25)	(27)
Program contract payments	(25)	—	—	—	(25)
Stock-based compensation	6	—	—	4	10
Adjustments	8	—	—	2	10
Adjusted EBITDA	$306	$22	$(3)	$(16)	$309

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional and virtual multi-channel video programming distributors ("Distributors"); the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and Distributor affiliation agreements; the Company’s ability to identify and consummate acquisitions and investments, to manage increased financial leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; the appeal of the Company’s programming and volatility in programming costs; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems; the impact of FCC and other regulatory proceedings against the Company; compliance with laws and uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy; the impact of pending and future litigation claims against the Company; the Company’s limited experience in operating or investing in non-broadcast related businesses; and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
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Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial